Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of
Principal Life Insurance Company

We have audited the consolidated financial statements of Principal Life Insurance Company (the Company) as of December 31, 2023 and 2022, for each of the three years in the period ended December 31, 2023 and have issued our report thereon dated March 28, 2024 (included elsewhere in this Registration Statement). Our audits of the consolidated financial statements included the financial statement schedules listed in Item 27(m) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.

In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the consolidated financial statements.

/s/ Ernst & Young LLP

Des Moines, Iowa
March 28, 2024

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2023

			Amount as
			shown in the
			consolidated
			statement of
		Fair	financial
Type of Investment	Cost	value	position
	(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$1,719.1	$1,504.9	$1,504.9
States, municipalities and political subdivisions	7,493.9	6,613.3	6,613.3
Foreign governments	522.2	479.9	479.9
Public utilities	4,747.0	4,256.9	4,256.9
Redeemable preferred stock	225.4	208.4	208.4
All other corporate bonds	30,735.2	28,614.2	28,614.2
Residential mortgage-backed securities	2,959.8	2,824.9	2,824.9
Commercial mortgage-backed securities	5,391.6	4,743.4	4,743.4
Collateralized debt obligations	5,379.6	5,397.8	5,397.8
Other debt obligations	8,447.2	7,886.5	7,886.5
Total fixed maturities, available-for-sale	67,621.0	62,530.2	62,530.2
Fixed maturities, trading	715.3	715.3	715.3
Equity securities:
Banks, trust and insurance companies	28.1	28.1	28.1
Non-redeemable preferred stock	14.9	14.9	14.9
Total equity securities	43.0	43.0	43.0
Mortgage loans	19,221.2	XXXX	19,221.2
Real estate, net:
Other real estate	2,343.5	XXXX	2,343.5
Policy loans	793.2	XXXX	793.2
Other investments	4,118.8	XXXX	4,118.8
Total investments	$94,856.0	XXXX	$89,765.2

Schedule III - Supplementary Insurance Information
As of December 31, 2023 and 2022 and for each of the years ended December 31, 2023, 2022 and 2021

				Contractholder
	Deferred		Future policy	and other	Market risk
	acquisition	Market risk	benefits and	policyholder	benefit
Segment	costs	benefit asset	claims	funds	liability
	(in millions)
2023:
Retirement and Income Solutions	$918.9	$153.4	$29,161.9	$34,399.6	$111.9
Benefits and Protection	3,007.6	—	13,137.0	7,870.8	—
Corporate	—	—	189.1	2.0	—
Total	$3,926.5	$153.4	$42,488.0	$42,272.4	$111.9

2022 (As recast):
Retirement and Income Solutions	$930.0	$109.2	$26,651.8	$35,338.0	$181.4
Benefits and Protection	3,009.2	—	11,411.6	7,844.2	—
Corporate	—	—	216.0	2.1	—
Total	$3,939.2	$109.2	$38,279.4	$43,184.3	$181.4

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2023 and 2022 and for each of the years ended December 31, 2023, 2022 and 2021

				Liability for
			Benefits,	future policy	Market risk	Amortization
	Premiums	Net	claims and	benefits	benefit	of deferred	Other
	and other	investment	settlement	remeasurement	remeasurement	acquisition	operating
Segment	considerations	income (1)	expenses	(gain) loss	loss	costs	expenses (1)
	(in millions)
2023:
Retirement and
Income
Solutions	$2,935.0	$2,618.8	$4,615.8	$(68.5)	$33.7	$95.9	$1,562.1
Benefits and
Protection	3,469.0	545.7	2,609.0	16.0	—	292.8	1,078.0
Corporate	(7.3)	121.0	1.4	—	—	—	92.7
Total	$6,396.7	$3,285.5	$7,226.2	$(52.5)	$33.7	$388.7	$2,732.8

2022
(As recast):
Retirement and
Income
Solutions	$1,959.7	$2,252.2	$3,328.0	$(14.9)	$131.2	$101.0	$1,514.2
Benefits and
Protection	3,306.8	560.3	2,553.7	(244.9)	—	284.7	1,018.8
Corporate	(2.2)	39.9	1.0	—	—	—	217.2
Total	$5,264.3	$2,852.4	$5,882.7	$(259.8)	$131.2	$385.7	$2,750.2

2021
(As recast):
Retirement and
Income
Solutions	$1,883.6	$2,674.4	$3,547.3	$(3.8)	$114.1	$107.0	$1,380.6
Benefits and
Protection	2,830.4	907.8	3,069.3	4.2	—	265.2	992.6
Corporate	—	51.5	0.9	—	—	—	83.1
Total	$4,714.0	$3,633.7	$6,617.5	$0.4	$114.1	$372.2	$2,456.3

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2023, 2022 and 2021 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
	($ in millions)
2023:
Life insurance in force	$329,287.2	$333,380.6	$388,012.8	$383,919.4	101.1%

Premiums:
Life insurance and annuities	$3,847.1	$387.9	$517.0	$3,976.2	13.0%
Accident and health insurance	2,576.7	156.2	—	2,420.5	—%
Total	$6,423.8	$544.1	$517.0	$6,396.7	8.1%

2022:
Life insurance in force	$317,116.8	$222,711.4	$374,462.3	$468,867.7	79.9%

Premiums:
Life insurance and annuities	$2,824.1	$297.9	$503.5	$3,029.7	16.6%
Accident and health insurance	2,392.4	157.8	—	2,234.6	—%
Total	$5,216.5	$455.7	$503.5	$5,264.3	9.6%

2021:
Life insurance in force	$299,318.1	$195,641.7	$367,764.8	$471,441.1	78.0%

Premiums:
Life insurance and annuities	$2,693.4	$494.3	$494.3	$2,693.4	18.4%
Accident and health insurance	2,176.3	155.7	—	2,020.6	—%
Total	$4,869.7	$650.0	$494.3	$4,714.0	10.5%